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                                                                   Exhibit 10.14

                             Six Flags Great America

                                   Raging Bull
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                             RX TECHNOLOGY AGREEMENT

       THIS RX TECHNOLOGY AGREEMENT is made as of this 1st day of April. 1998, by and between SIX FLAGS AMERICA, a division of Six Flags Theme Parks Inc., a Delaware Corporation, having offices at 542 North Route 21, Gurnee, IL ("Six Flags') and RX Technology a corporation, having offices a P.O. Box 9112 Manderville, LA 70470 ("Lessee").

                                  W I T N E S S E T H

       WHEREAS, Six Flags owns, operates or manages the theme amusement facility which is open to the general public and known as Six Flags Great America in Gurnee (the "Park").

       WHEREAS, RX Technology desires to operate a retail concession known as R.X Technology (the "Concession") to sell photographs of guests riding "Shock Wave, Eagle, Kiddie Coaster" (the "Goods") in the Park as set forth herein;

       WHEREAS, Six Flags desires to grant RX Technology a license to operate the Concession in the Park, subject to the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, Six Flags and RX Technology agree as follows:

       1. TERM.

             Subject to the provisions of this Agreement concerning termination. Six flags grants RX Technology a license to operate the Concession in the Park at such locations of the Park as is set forth on Exhibit A-I hereto during the period of time (the "Term") commencing April 1, 1998 (the "Commencement Date") and terminating at the end of the Park's 1999 operating season. In the event that RX Technology meets or exceeds a year to date gross per capita two year average of $.16 at the locations as set forth, an Exhibit A-I at the end of the 1999 operating season, the existing Agreement will be extended through the 2000 operating season (the "Termination Date".

       2.   OPERATION.

             A.    Hours of Operation.

                   RX Technology agrees to operate the Concession during the hours and days, including Sundays and holidays, that the Park is open for business in accordance with schedules prepared by Six Flags which Six Flags may modify in Six Flags' sole discretion at any time on twenty-four (24) hours notice to RX Technology and such additional hours as are required by Six flags (the "Operating Hours"). RX Technology acknowledges that Six Flags will suffer great harm if RX Technology breaches the agreement set forth in this subsection, the amount of which would be difficult to determine. Therefore, RX Technology agrees to pay Six Flags liquidated damages of $50.00 for each Park operating day that RX Technology opens the Concession thirty (30) minutes after the opening time or the Park's Operating Hours and/or closes the Concession thirty (30) minutes before the closing time of the Park's Operating Hours upon notice thereof by Six Flags and such
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liquidated damages amount shall be increased an additional $50.00 for each successive violation of Park Operating Hours upon notice thereof by Six Flags, up to a maximum liquidated damages amount or $500.00.

             B.    Approval of Goods.

                   RX Technology agrees to submit samples of all products detailed plans, specifications, drawings and other information with respect to Goods for sale to be made available to customers in the Park in connection with the Concession, for Six Flags' approval in advance of sale of the same. RX Technology agrees to make such changes to the Goods, at its sole cost and expense, as Six Flags shall reasonably determine. RX Technology also agrees to coordinate with the Park in coding each of RX Technology's Goods and inputting the same in the cash register for tracking purposes. To the extent requested by Six Flags, RX Technology shall comply with Six Flags' point of sale and other information systems requirements.

             C.    Price of Goods.

                   (i) RX Technology agrees to submit to Six Flags for its review and approval, a retail price list of all RX Technology's Goods for sale to customers of the Park (the "Approved Price List") at least two (2) weeks prior to Commencement Date or any proposed change in any previously approved price list. RX Technology agrees to make changes to the Approved Price List as Six Flags shall reasonably request. RX Technology shall be responsible for all costs and expenses associated with production and printing of the Price List and any changes thereto, and such costs shall not be deducted from Net Revenue (as hereinafter defined).

                   (ii) RX Technology agrees to make changes to the Approved Price List (the "Revised Price List") at any time during the Term if the parties mutually determine, that an adjustment is appropriate. RX Technology shall be responsible for all costs and expenses associated with production and printing of the Revised Price List, and such costs shall not be deducted from Net Revenue (as hereinafter defined).

                   (iii) RX Technology agrees that it shall not make its Goods available to any party free of charge or at a discounted price unless RX Technology is engaging in sampling activities approved by Six Flags, etc. Notwithstanding the foregoing, RX Technology agrees to offer such discounts on its Goods as Six Flags shall require and as Six flags shall offer in locations owned by Six Flags. RX Technology shall, at all times, charge customers, including without limitation, family members, employees and business associates, the price set forth on the Approved Price List for its Goods except as otherwise expressly set forth herein.

            D.    Methods of Sale: Payment and Return Policies.

                  (i) The Goods shall be available for sale to customers of the Park as follows: at point of purchase (each, a "Method of Sale"). A Method of Sale shall be discontinued at the discretion of Six Flags.

                  (ii) The following forms of payment for RX Technology Goods will be accepted: MasterCard, Visa, American Express and Discover credit cards (collectively, the "Credit


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